EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106881 on Form S-8 of FirstCash Holdings, Inc. of our report dated June 27, 2025, with respect to the statement of net assets available for benefits of the FirstCash 401(k) Profit Sharing Plan as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, Line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2024, which report appears in the December 31, 2024, annual report on Form 11-K of the FirstCash 401(k) Profit Sharing Plan for the year ended December 31, 2024.

/s/ Whitley Penn LLP

Fort Worth, Texas
June 27, 2025